Exhibit 99.1

IAC REPORTS Q4 2020 – Q4 REVENUE INCREASES 27% TO $849 MILLION

NEW YORK— February 3, 2021—IAC (NASDAQ: IAC) released its fourth quarter results today and separately posted a letter to shareholders from IAC CEO Joey Levin on the Investor Relations section of its website at ir.iac.com.

IAC SUMMARY RESULTS

($ in millions except per share amounts)

	Q4 2020	Q4 2019	Growth	FY 2020	FY 2019	Growth
Revenue	$848.8	$670.5	27%	$3,047.7	$2,705.8	13%
Operating loss	(24.4)	(16.4)	-49%	(572.3)	(50.4)	NM
Net earnings	509.1	6.9	NM	269.7	22.9	NM
GAAP Diluted EPS	5.59	0.08	NM	2.97	0.27	NM
Adjusted EBITDA	52.1	56.3	-8%	94.0	207.3	-55%

See reconciliations of GAAP to non-GAAP measures beginning on page 11.

Q4 2020 HIGHLIGHTS

•	IAC announced it had approved a plan to spin-off its entire stake in Vimeo to IAC shareholders. Subject to final approval by IAC’s Board of Directors and IAC stockholders, the transaction is expected to close in Q2 2021. In January 2021, Vimeo raised $300 million of primary equity.

•	ANGI Homeservices revenue increased 12% to $359.3 million, accelerating from 9% growth in each of Q2 and Q3 2020.

o	Marketplace Transacting Service Professionals increased 11% to a record high 208,000 and has now grown sequentially for the fourth consecutive quarter; Marketplace Monetized Transactions increased 4% to 3.9 million and totaled 16.7 million for the full year.

•	Vimeo revenue increased 54% to $83.8 million on the strength of accelerating Self-Serve and Enterprise growth with subscribers increasing 24% to over 1.5 million (nearly 300,000 net subscriber additions in 2020).

o	Operating loss narrowed for the third consecutive quarter to $0.8 million and Adjusted EBITDA was positive in Q4 for the second consecutive quarter at $1.5 million.

•	Dotdash revenue increased 33% to $74.2 million, the highest growth of the year while posting record profits and margins (operating income increased 86% to $28.4 million and Adjusted EBITDA increased 81% to $30.9 million).

•	Search revenue returned to growth for the first time in 2020, increasing 9% to $182.4 million.

•	Net earnings for Q4 2020 and full year 2020 include $439.6 million and $642.6 million after-tax unrealized gains, which reflect the value of our investment in MGM Resorts International at December 31, 2020.

•	Full year 2020 net cash provided by operations was $154.6 million and Free Cash Flow was $93.0 million.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q4 2020	Q4 2019	Growth
Revenue
ANGI Homeservices	$359.3	$321.5	12%
Vimeo	83.8	54.6	54%
Dotdash	74.2	55.6	33%
Search	182.4	166.6	9%
Emerging & Other	149.2	72.3	106%
Inter-segment eliminations	(0.1)	(0.1)	-7%
Total Revenue	$848.8	$670.5	27%
Operating (Loss) Income
ANGI Homeservices	$(4.7)	$6.2	NM
Vimeo	(0.8)	(11.4)	93%
Dotdash	28.4	15.3	86%
Search	16.0	21.8	-26%
Emerging & Other	(8.9)	(0.5)	-1584%
Corporate	(54.4)	(47.7)	-14%
Total Operating (Loss) Income	$(24.4)	$(16.4)	-49%
Adjusted EBITDA
ANGI Homeservices	$42.0	$54.8	-23%
Vimeo	1.5	(8.1)	NM
Dotdash	30.9	17.1	81%
Search	16.9	22.2	-24%
Emerging & Other	(7.1)	(1.7)	-319%
Corporate	(32.2)	(27.9)	-15%
Total Adjusted EBITDA	$52.1	$56.3	-8%

Please refer to the IAC Q4 2020 shareholder letter for January 2021 monthly metrics.

ANGI Homeservices

Please refer to the ANGI Homeservices Q4 2020 earnings release for further detail.

Vimeo

•	Revenue increased 54% to $83.8 million driven by:

o	24% growth in total subscribers to 1.5 million
o	26% growth in average revenue per subscriber

•	Operating loss decreased from $11.4 million to $0.8 million while Adjusted EBITDA grew to $1.5 million compared to a loss of $8.1 million in Q4 2019 driven, in part, by higher gross margins and lower sales and marketing as a percentage of revenue, partially offset by $3.7 million in spin-related transaction costs.

•	In January 2021, Vimeo raised $300 million of primary equity in two tranches, an initial raise of $200 million at a $5.2 billion pre-money valuation and a subsequent raise of $100 million at a $5.7 billion pre-money valuation. This follows a $150 million equity raise in November 2020.

Dotdash

•	Revenue increased 33% to $74.2 million due to 87% higher Performance Marketing revenue and 16% higher Display Advertising revenue.

•	Operating income increased 86% to $28.4 million due to Adjusted EBITDA increasing 81% to $30.9 million.

Search

•	Revenue increased 9% to $182.4 million due to a 39% increase at Ask Media Group, partially offset by 37% decrease at Desktop.

•	Operating income decreased 26% to $16.0 million due to Adjusted EBITDA decreasing 24% to $16.9 million. The lower Adjusted EBITDA was driven by lower Desktop profits due to the negative impact from browser policy changes, partially offset by higher Ask Media Group profits.

Emerging & Other

•	Revenue increased 106% to $149.2 million due primarily to:

o	The acquisition of Care.com (acquired on February 11, 2020)
o	59% growth at Bluecrew
o	2% growth at Mosaic Group to $53.6 million (ended Q4 2020 with 3.8 million subscribers)

•	Operating loss increased from $0.5 million to $8.9 million reflecting:

o	A decrease of $6.7 million of operating income in Q4 2020 as Q4 2019 included $6.7 million of income due to an adjustment in the expected amount of contingent consideration to be paid in connection with a previous acquisition
o	$5.4 million higher Adjusted EBITDA losses due primarily to higher losses at IAC Films and investment at Care.com in Q4 2020 including $8.5 million of transaction-related items ($7.0 million in transaction-related costs and $1.5 million in deferred revenue write-offs), partially offset by the sale of CollegeHumor Media in Q1 2020 (which incurred losses in Q4 2019)

Corporate

Operating loss increased $6.7 million primarily driven by $4.3 million higher Adjusted EBITDA losses, due mainly to increased compensation costs and $2.2 million costs in connection with the spin-off of Vimeo, and a $3.2 million increase in stock-based compensation expense due primarily to modification charges in Q4 2020.

Income Taxes

The Company recorded an income tax provision of $48.0 million in Q4 2020 for an effective tax rate of 9% which is lower than the statutory rate due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards. The Company recorded an income tax benefit of $7.2 million in Q4 2019 due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards.

Free Cash Flow

For the twelve months ended December 31, 2020, Free Cash Flow decreased $60.9 million to $93.0 million due primarily to lower Adjusted EBITDA, partially offset by lower capital expenditures.

	Twelve Months Ended December 31,
($ in millions, rounding differences may occur)	2020	2019
Net cash provided by operating activities	$154.6	$251.8
Capital expenditures	(61.6)	(97.9)
Free Cash Flow	$93.0	$153.9

CONFERENCE CALL

IAC and ANGI Homeservices will host a live webcast to answer questions regarding their fourth quarter results on Thursday, February 4, 2021, at 8:30 a.m. Eastern Time. This webcast will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC and ANGI Homeservices’ business. The live webcast will be open to the public at ir.iac.com or ir.angihomeservices.com.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2020:

•	IAC had 88.8 million common and Class B common shares outstanding.

•	On a consolidated basis, the Company had $3.7 billion in cash and cash equivalents and marketable securities (excluding the investment in MGM Resorts International which is held as a long-term investment), of which IAC held $2.8 billion and ANGI Homeservices held $863 million.

•	On a consolidated basis, the Company had $720 million in long-term debt, all of which was held at ANGI Homeservices.

•	IAC’s economic interest in ANGI Homeservices was 84.3% and IAC’s voting interest was 98.2%. IAC held 421.9 million shares of ANGI Homeservices.

•	IAC owned 59 million shares of MGM Resorts International.

ANGI Homeservices has a $250 million revolving credit facility, which had no borrowings as of December 31, 2020 and currently has no borrowings.

IAC has 8.0 million shares remaining in its stock repurchase authorization.

Between November 6, 2020 and February 2, 2021, ANGI Homeservices repurchased 1.2 million Class A common shares at an average price of $11.86. For the full year 2020, ANGI Homeservices repurchased 8.5 million common shares at an average price of $7.47. ANGI Homeservices has 18.9 million shares remaining in its stock repurchase authorization.

IAC and ANGI Homeservices may purchase their shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

OPERATING METRICS

(rounding differences may occur)

	Q4 2020	Q4 2019	Growth
ANGI Homeservices

Revenue ($ in millions)
Marketplace	$272.7	$237.4	15%
Advertising & Other	69.0	66.9	3%
Total North America	$341.7	$304.4	12%
Europe	17.6	17.2	3%
Total ANGI Homeservices revenue	$359.3	$321.5	12%

Other ANGI Homeservices metrics
Marketplace Service Requests (in thousands)	7,226	6,121	18%
Marketplace Monetized Transactions (in thousands)	3,851	3,705	4%
Marketplace Revenue per Monetized Transaction	$71	$64	10%
Marketplace Transacting Service Professionals (in thousands)	208	186	11%
Marketplace Revenue per Transacting Service Professional	$1,312	$1,273	3%
Advertising Service Professionals (in thousands)	39	37	7%

Vimeo

Vimeo Ending Subscribers (in thousands)	1,530	1,232	24%

Dotdash
Revenue ($ in millions)
Display Advertising	$49.1	$42.2	16%
Performance Marketing	25.1	13.4	87%
Total Revenue	$74.2	$55.6	33%

Search
Revenue ($ in millions)
Ask Media Group	$141.4	$102.0	39%
Desktop	41.0	64.5	-37%
Total Revenue	$182.4	$166.6	9%

See metric definitions in the Appendix

DILUTIVE SECURITIES

IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	1/29/21	Dilution at:
Share Price			$209.95	$215.00	$220.00	$225.00	$230.00

Absolute Shares as of 1/29/21	85.8		85.8	85.8	85.8	85.8	85.8

Restricted stock, RSUs and non-publicy traded subsidiary denominated equity awards	4.7		1.0	1.0	1.0	1.0	1.0
Options	3.9	$21.08	0.9	0.9	0.9	0.9	0.9
Total Dilution			1.9	1.9	1.9	2.0	2.0
% Dilution			2.2%	2.2%	2.2%	2.2%	2.2%
Total Diluted Shares Outstanding			87.7	87.7	87.7	87.7	87.7

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Withholding taxes paid by the Company on behalf of the employees upon net settlement would be $741.6 million, assuming a stock price of $209.95 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at December 31, 2020.

Vimeo, Inc. Equity Awards and the Treatment of the Related Dilutive Effect

For purposes of the presentation of dilution, Vimeo denominated equity awards held by Vimeo employees are assumed to be exercised and settled in Vimeo common shares after the Spin-off; therefore, no dilution from these awards is included in the table above. The aggregate intrinsic value of Vimeo outstanding awards as of January 29, 2021, assuming a per share price of $35.35, which is equal to the per share price based upon a $6.0 billion equity valuation, is $405.1 million. If Vimeo chooses to settle these awards on a net basis the withholding taxes payable by Vimeo on behalf of its employees upon net settlement would be $202.6 million, assuming a 50% withholding rate and 5.7 million shares of Vimeo common stock would be issued. After the Spin-off, Vimeo does have the ability to settle these awards on a gross basis, and employees may sell shares to cover the withholding tax obligation.

ANGI Homeservices Equity Awards and the Treatment of the Related Dilutive Effect

Certain ANGI Homeservices equity awards can be settled either in IAC or ANGI Homeservices common shares at IAC’s election. For purposes of the dilution calculation above, these awards are assumed to be settled in shares of ANGI Homeservices common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue	$848,819	$670,514	$3,047,681	$2,705,801
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	249,122	152,506	814,731	600,240
Selling and marketing expense	312,116	272,471	1,269,673	1,202,183
General and administrative expense	208,899	168,858	792,254	617,235
Product development expense	75,243	53,106	267,359	193,457
Depreciation	18,434	16,907	69,283	55,949
Amortization of intangibles	9,371	19,756	141,584	83,868
Goodwill impairment	-	3,318	265,146	3,318
Total operating costs and expenses	873,185	686,922	3,620,030	2,756,250

Operating loss	(24,366)	(16,408)	(572,349)	(50,449)

Interest expense	(6,587)	(2,502)	(16,166)	(11,904)
Unrealized gain on investment in MGM Resorts International	576,171	-	840,550	-
Other income (expense), net	10,142	17,197	(42,468)	34,047
Earnings (loss) before income taxes	555,360	(1,713)	209,567	(28,306)
Income tax (provision) benefit	(48,000)	7,170	59,019	60,489
Net earnings	507,360	5,457	268,586	32,183
Net loss (earnings) attributable to noncontrolling interests	1,765	1,430	1,140	(9,288)
Net earnings attributable to IAC shareholders	$509,125	$6,887	$269,726	$22,895

Earnings per share attributable to IAC shareholders:
Basic earnings per share	$5.96	$0.08	$3.16	$0.27
Diluted earnings per share	$5.59	$0.08	$2.97	$0.27

Stock-based compensation expense by function:
Cost of revenue	$29	$15	$191	$74
Selling and marketing expense	786	1,295	5,869	5,185
General and administrative expense	45,870	35,021	182,068	118,709
Product development expense	1,938	3,140	9,092	10,370
Total stock-based compensation expense	$48,623	$39,471	$197,220	$134,338

IAC CONSOLIDATED BALANCE SHEET
($ in thousands)

	December 31,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$3,476,188	$839,796
Marketable debt securities	224,979	-
Accounts receivable, net of allowance and reserves	270,453	181,875
Note receivable—related party	-	55,251
Other current assets	147,630	152,334
Total current assets	4,119,250	1,229,256

Building, capitalized software, leasehold improvements and equipment, net	278,251	305,414
Goodwill	1,879,438	1,616,867
Intangible assets, net	405,840	350,150
Investment in MGM Resorts International	1,860,158	-
Long-term investments	297,643	347,975
Other non-current assets	294,860	247,746
TOTAL ASSETS	$9,135,440	$4,097,408

LIABILITIES AND SHAREHOLDERS' AND PARENT'S EQUITY
LIABILITIES:
Current portion of long-term debt	$-	$13,750
Accounts payable, trade	92,173	72,452
Deferred revenue	275,093	178,647
Accrued expenses and other current liabilities	383,562	320,473
Total current liabilities	750,828	585,322

Long-term debt, net	712,277	231,946
Income taxes payable	6,444	6,410
Deferred income taxes	52,593	44,459
Other long-term liabilities	230,378	180,307

Redeemable noncontrolling interests	231,992	43,818

Commitments and contingencies

SHAREHOLDERS' AND PARENT'S EQUITY:
Common stock	83	-
Class B common stock	6	-
Additional paid-in capital	5,909,614	-
Retained earnings	694,042	-
Invested capital	-	2,547,251
Accumulated other comprehensive loss	(6,170)	(12,226)
Total IAC shareholders' and parent's equity, respectively	6,597,575	2,535,025
Noncontrolling interests	553,353	470,121
Total shareholders' and parent's equity	7,150,928	3,005,146
TOTAL LIABILITIES AND SHAREHOLDERS' AND PARENT'S EQUITY	$9,135,440	$4,097,408

IAC CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)

	Twelve Months Ended December 31,
	2020	2019
Cash flows from operating activities:
Net earnings	$268,586	$32,183
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	197,220	134,338
Amortization of intangibles	141,584	83,868
Depreciation	69,283	55,949
Provision for credit losses	80,765	65,723
Goodwill impairment	265,146	3,318
Deferred income taxes	(31,920)	(62,770)
Unrealized gain on investment in MGM Resorts International	(840,550)	-
Losses (gains) on long-term investments in equity securities, net	40,824	(41,385)
Gain on sales of assets, net	(1,061)	8,239
Other adjustments, net	26,986	6,085
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(139,116)	(73,574)
Other assets	(4,002)	10,605
Accounts payable and other liabilities	11,566	889
Income taxes payable and receivable	(12,161)	196
Deferred revenue	81,431	28,136
Net cash provided by operating activities	154,581	251,800
Cash flows from investing activities:
Acquisitions, net of cash acquired	(684,618)	(196,578)
Capital expenditures	(61,570)	(97,898)
Proceeds from maturities of marketable debt securities	475,000	25,000
Purchases of marketable debt securities	(649,828)	-
Net proceeds from the sale of businesses and investments	26,343	164,828
Purchases of investment in MGM Resorts International	(1,019,608)	-
Purchases of investments	(1,152)	(253,663)
Decrease (increase) in notes receivable—related party	54,828	(54,828)
Other, net	(11,536)	(8,729)
Net cash used in investing activities	(1,872,141)	(421,868)
Cash flows from financing activities:
Proceeds from the issuance of ANGI Group Senior Notes	500,000	-
Principal payments on ANGI Group Term Loan	(27,500)	(13,750)
Principal payments on related-party debt	-	(2,500)
Debt issuance costs	(6,484)	-
Proceeds from issuance of Vimeo common stock	149,600	-
Purchase of ANGI Homeservices treasury stock	(63,674)	(56,905)
Proceeds from the exercise of ANGI Homeservices stock options	-	573
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(85,103)	-
Withholding taxes paid on behalf of ANGI Homeservices employees on net settled stock-based awards	(64,079)	(35,284)
Distributions to and purchases of noncontrolling interests	(4,626)	(27,534)
Cash merger consideration paid by Old IAC in connection with the Separation	837,913	-
Transfers from Old IAC for periods prior to the Separation	1,706,479	263,281
Proceeds from the sale of Old IAC Class M common stock	1,408,298	-
Other, net	1,095	(3,795)
Net cash provided by financing activities	4,351,919	124,086
Total cash provided (used)	2,634,359	(45,982)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	2,019	(122)
Net increase (decrease) in cash and cash equivalents and restricted cash	2,636,378	(46,104)
Cash and cash equivalents and restricted cash at beginning of period	840,732	886,836
Cash and cash equivalents and restricted cash at end of period	$3,477,110	$840,732

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA

	For the three months ended December 31, 2020
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
ANGI Homeservices	$(4.7)	$28.6	$14.0	$4.1	$42.0
Vimeo	(0.8)	-	0.2	2.1	1.5
Dotdash	28.4	-	0.2	2.3	30.9
Search	16.0	-	0.8	-	16.9
Emerging & Other	(8.9)	-	0.9	0.9	(7.1)
Corporate	(54.4)	20.0	2.2	-	(32.2)
Total	$(24.4)	$48.6	$18.4	$9.4	$52.1

	For the three months ended December 31, 2019
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill Impairment	Adjusted EBITDA
ANGI Homeservices	$6.2	$22.7	$12.9	$13.1	$-	$-	$54.8
Vimeo	(11.4)	-	0.1	3.1	-	-	(8.1)
Dotdash	15.3	-	0.3	1.5	-	-	17.1
Search	21.8	-	0.4	-	-	-	22.2
Emerging & Other	(0.5)	-	0.2	2.1	(6.7)	3.3	(1.7)
Corporate	(47.7)	16.8	3.0	-	-	-	(27.9)
Total	$(16.4)	$39.5	$16.9	$19.8	$(6.7)	$3.3	$56.3

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA (continued)

	For the twelve months ended December 31, 2020
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill impairment	Adjusted EBITDA
ANGI Homeservices	$(6.4)	$83.6	$52.6	$42.9	$-	$-	$172.8
Vimeo	(26.4)	-	0.5	14.7	-	-	(11.2)
Dotdash	50.2	-	1.8	14.2	-	-	66.2
Search	(248.7)	-	2.7	32.2	-	265.1	51.3
Emerging & Other	(70.9)	0.1	2.4	37.6	(6.9)	-	(37.7)
Corporate	(270.2)	113.5	9.3	-	-	-	(147.5)
Total	$(572.3)	$197.2	$69.3	$141.6	$(6.9)	$265.1	$94.0

	For the twelve months ended December 31, 2019
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill Impairment	Adjusted EBITDA
ANGI Homeservices	$38.6	$68.3	$39.9	$55.5	$-	$-	$202.3
Vimeo	(51.9)	-	0.5	9.7	-	-	(41.8)
Dotdash	29.0	-	1.0	9.6	-	-	39.6
Search	122.3	-	1.8	-	-	-	124.2
Emerging & Other	(21.8)	-	0.7	9.1	(19.7)	3.3	(28.4)
Corporate	(166.8)	66.1	12.1	-	-	-	(88.6)
Total	$(50.4)	$134.3	$55.9	$83.9	$(19.7)	$3.3	$207.3

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA and Free Cash Flow, both of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). These are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, however, should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature. Adjusted EBITDA has certain limitations because it excludes the impact of certain expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

IAC PRINCIPLES OF FINANCIAL REPORTING (continued)

Non-Cash Expenses That Are Excluded From Adjusted EBITDA

Stock-based compensation expense consists principally of expense associated with awards issued by certain subsidiaries of the Company and expense related to awards that were granted under various IAC stock and annual incentive plans. These expenses are not paid in cash and we view the economic cost of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method.  The Company is currently settling all stock-based awards on a net basis and remits the required tax-withholding amounts from its current funds.

Please see page 7 for a summary of our dilutive securities, including stock-based awards as of January 29, 2021 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our building, capitalized software, leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as technology, service professional relationships, customer lists and user base, memberships, trade names and content, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Metric Definitions

ANGI Homeservices

Marketplace Revenue - Primarily reflects the HomeAdvisor and Handy domestic marketplaces, including consumer connection revenue for consumer matches, revenue from pre-priced jobs sourced through the HomeAdvisor and Handy platforms and membership subscription revenue from service professionals.

Advertising & Other Revenue - Primarily includes Angie’s List revenue (revenue from service professionals under contract for advertising and membership subscription fees from consumers).

Marketplace Service Requests - Fully completed and submitted domestic customer service requests to HomeAdvisor and includes pre-priced jobs sourced through the HomeAdvisor and Handy platforms in the period.

Marketplace Monetized Transactions - Fully completed and submitted domestic customer service requests to HomeAdvisor that were matched and paid for by a service professional and includes pre-priced jobs sourced through the HomeAdvisor and Handy platforms in the period.

Marketplace Revenue per Monetized Transaction - Marketplace quarterly revenue divided by Marketplace Monetized Transactions.

Marketplace Transacting Service Professionals - The number of HomeAdvisor and Handy domestic service professionals that paid for consumer matches or performed a job sourced through the HomeAdvisor and Handy platforms in the quarter.

Marketplace Revenue per Transacting Service Professional - Marketplace quarterly revenue divided by Marketplace Transacting Service Professionals.

Advertising Service Professionals - The number of Angie’s List service professionals under contract for advertising at the end of the period.

Vimeo

Ending Subscribers – The number of users who have an active subscription to one of Vimeo’s paid plans measured at the end of the relevant period. Vimeo counts each account with a subscription plan as a subscriber. In the case of enterprise customers who maintain multiple accounts across Vimeo’s platforms as part of a single enterprise subscription plan, Vimeo counts only one subscriber. Vimeo does not count team members who have access to a subscriber’s account as additional subscribers.

Dotdash

Display Advertising Revenue - Consists primarily of revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.

Performance Marketing Revenue - Primarily includes affiliate commerce and performance marketing commissions generated when consumers are directed from our properties to third-party service providers. Affiliate commerce commissions are generated when a consumer completes a transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-new account basis.

Search

Ask Media Group Revenue - Consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue.

Desktop Revenue - Consists of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the IAC and ANGI Homeservices live webcast, which will be held at 8:30 a.m. Eastern Time on Thursday, February 4, 2021 (with IAC executives participating to answer questions regarding IAC), may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, including the possibility of separating Vimeo from IAC, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: the impact of the COVID-19 outbreak on our businesses, the risk inherent in separating Vimeo from IAC, our continued ability to successfully market, distribute and monetize our products and services through search engines, digital app stores and social media platforms, our ability to market our products and services in a successful and cost-effective manner, the continued display of links to websites offering our products and services in a prominent manner in search results, changes in our relationship with (or policies implemented by) Google, our ability to compete, the failure or delay of the markets and industries in which our businesses operate to migrate online, adverse economic events or trends (particularly those that adversely impact consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, our ability to build, maintain and/or enhance our various brands, our ability to develop and monetize versions of our products and services for mobile and other digital devices, our ability to establish and maintain relationships with quality service professionals and caregivers, our continued ability to communicate with users and consumers via e-mail (or other sufficient means), our ability to access, collect and use personal data about our users and subscribers, our ability to successfully offset increasing digital app store fees, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, the occurrence of data security breaches, fraud and/or additional regulation involving or impacting credit card payments, the integrity, quality, scalability and redundancy of our systems, technology and infrastructure (and those of third parties with whom we do business), changes in key personnel, our ability to service our outstanding indebtedness and interest rate risk, dilution with respect to our investment in ANGI Homeservices, foreign exchange currency rate fluctuations, operational and financial risks relating to acquisitions and our continued ability to identify suitable acquisition candidates, our ability to operate in (and expand into) international markets successfully, regulatory changes, our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties and the possibility that our historical consolidated and combined results may not be indicative of our future results. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC over two decades ago have emerged 10 public companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially-disciplined opportunism will never change. IAC today operates Vimeo, Dotdash and Care.com, among many others, and has majority ownership of ANGI Homeservices, which includes HomeAdvisor, Angie’s List and Handy. The Company is headquartered in New York City and has business operations and satellite offices worldwide.

Contact Us

IAC/ANGI Homeservices Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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